LEASE AGREEMENT

—In the municipality of San Juan, Puerto Rico, on this 25 day of July, 2017.

THE PARTIES

—FOR THE FIRST PART: Mr. Andres E. Gonzalez Guash, of legal age, married, executive and resident of San Juan, Puerto Rico, hereinafter referred to as LANDLORD.—————————

—FOR THE SECOND PART: Project 1493, LLC, a limited liability company duly organized under the laws of the Commonwealth of Puerto Rico, represented in this act by Mr. David Mitchell, of legal age, married and resident of Dorado, Puerto Rico, hereinafter referred to as TENANT.—

ESTABLISH

—LANDLORD and TENANT have reached an agreement for the lease of a commercial space located at: Isla Verde sector, in Carolina, Puerto Rico, of which the building structure is owned by LANDLORD. —————————————————————————————————

—To such ends—————————————————————————————————

CONVENE

—FIRST: LANDLORD and TENANT have agreed to subscribe to a lease agreement for commercial spaces (1) and (2), with an approximate space of 1,800 square feet, located at PR-37, Km 0.2, Isla Verde sector, Carolina, Puerto Rico, hereinafter referred to as the LEASED PREMISES.—————————————————————————————————-

—SECOND: The initial term of the present agreement is five (5) years. This agreement shall become in force on August 1st, 2017 and shall be valid until June 30th 2022.——————

—THIRD: The monthly rental payment agreed upon by LANDLORD and TENANT shall be TWO THOUSAND EIGHT HUNDRED AND FIFTY DOLLARS ($2,850.00) for the initial term of the agreement. Furthermore, at the moment of signing the present agreement, TENANT shall pay LANDLORD the amount of TWO THOUSAND EIGHT HUNDRED AND FIFTY DOLLARS ($2,850.00) which shall be credited as payment for the first month of the lease, and an additional amount of TWO THOUSAND EIGHT HUNDRED AND FIFTY DOLLARS ($2,850.00) which shall be credited as payment for the last month of the lease.—————

—FOURTH: At the moment of signing the present agreement, TENANT shall deposit with LANDLORD the amount of TWO THOUSAND EIGHT HUNDRED AND FIFTY DOLLARS ($2,850.00), corresponding to the Security Deposit, which shall be reimbursed or credited, if not used, once the LEASED PREMISES are returned to LANDLORD and said premises are in good or better condition than when first leased.————————————————————

—FIFTH: LANDLORD grants TENANT a term of TEN (10) MONTHS from the day of signing the present Lease Agreement, to use as a construction period for which TENANT will not ha e to pay the monthly rental payment agreed upon herein. If TENANT opens the commercial space to the public within the ten (10) month period the monthly rental payment shall begin to be paid once the commercial space is opened for business. —————————————————————

—SIXTH: In the event of non-compliance with the monthly rental payment for TWO (2) consecutive months, and if by the THIRD (3) month the accumulated debt has not been paid in full, the lease agreement shall be terminated and TENANT must pay the amounts owed and immediately return the LEASED PREMISES to LANDLORD. If a legal proceeding arises TENANT shall pay LANDLORD a minimum fee of FIVE THOUSAND DOLLARS ($5 000.00) to cover any legal expenses incurred by LANDLORD during the debt collection.————————

—SEVENTH: TENANT may renew the lease agreement up to TWO (2) times for a term of (5) years for each renewal, by means of a written agreement between LANDLORD and TENANT. ——

—EIGHTH: The monthly rental payment for the first additional term of five (5) years shall be agreed upon by LANDLORD and TENANT ninety (90) days prior to the expiration date of the initial term of the present agreement. The monthly rental payment for the first additional term shall not exceed the amount of THREE THOUSAND SEVENHUNDRED AND FIFTY DOLLARS ($3,750.00). The monthly rental payment for the second additional term of five (5) years shall be agreed upon by LANDLORD and TENANT ninety (90) days prior to the expiration date of the first additional term of the present agreement. The monthly rental payment for the second additional term shall not exceed the amount of FOUR THOUSAND DOLLARS ($4,000.00). ———

—NINTH: TENANT reserves the right to terminate the present lease agreement at the beginning of the third (3rd) year of each term stipulated in this agreement. If TENANT exercises such right, TENANT shall pay a fine equivalent to EIGHTEEN THOUSAND DOLLARS ($18,000.00) and loses its right to claim the Security Deposit.———————————————————

—TENTH: LANDLORD and TENANT stipulate that the payments made by TENANT to LANDLORD by concept of the monthly rental payments shall be remitted by check or money order to the postal address preferred by LANDLORD, or by electronic transfer to LANDLORD’s bank account—————————————————————————————————

—ELEVENTH: LANDLORD and TENANT stipulate that TENANT is prohibited from subleasing, assigning, the entirety or part of, the commercial space object of this lease without the previous consent from LANDLORD. TENANT’s equipment shall not interfere with the frequency of the cellular antennas located on the roof of the LEASED PREMISES. If it is confirmed that there is an interference caused by TENANT’s equipment, the issue shall be corrected immediately upon notice.———————————————————————————————————

—TWELFTH: LANDLORD shall initially repair any leaks developing on the roof of the building containing the LEASED PREMISES. TENANT shall maintain the ceiling in good condition. It is forbidden to drill or break the ceiling of the LEASED PREMISES. ———————————

—THIRTEENTH: As requested, LANDLORD shall:

●	Designate and paint the corresponding lines of 3 parking spaces for the exclusive use of TENANT’s employees and customers. TENANT shall label the spaces designated by LANDLORD.

—FOURTEENTH : TENANT shall be responsible for paying the electricity, water and sewage, and gas services, and for contracting services for the disposal of waste generated within the LEASED PREMISES. The waste containers shall be placed in a designated area as agreed upon by LANDLORD and TENANT. LANDLORD also certifies that the electricity and water and sewage accounts corresponding to the LEASED PREMISES are up to date and will not prevent TENANT from connecting such services under TENANT’s name. Once the term of this agreement has concluded, TENANT agrees to pay off all remaining balance it may have with the service suppliers of electricity and water and sewage. —————————————————————————

—FIFTEENTH : TENANT shall be responsible for caring and maintaining all walls, doors, fittings, fixtures, lamps, floors and bathrooms throughout the LEASED PREMISES and, once the term of this agreement has concluded, TENANT ensures it will return the LEASED PREMISES in good condition except for normal wear and tear. —————————————————————————

—SIXTEENTH: TENANT shall allow access to LANDLORD or its agents in order to repair, inspect or provide maintenance to any line, conduit or wiring, as well as any structural elements of the building. ——————————————————————————————————

—SEVENTEENTH: Once the term of this agreement has expired or terminated, if TENANT were to move out, TENANT must leave the facilities clean, in good conditions and shall remove all of its property, except all those permanent improvements that would be left within the property for the benefit of LANDLORD.———————————————————————————————

—EIGHTEENTH: TENANT may use or occupy the commercial space subject of this agreement to operate and administer a Medicinal Cannabis pharmacy. Any other use that is not a Medicinal Cannabis pharmacy shall be implemented after mutual agreement between LANDLORD and TENANT.——

—NINETEENTH: If the LEASED PREMISES could not be used by TENANT due to a cause applicable to LANDLORD, or due to unforeseeable causes, LANDLORD shall make a reduction in the monthly rental payment proportional to the affected time and the affected area, and shall proceed to restore the property to its original condition.————————————————————

—TWENTIETH: LANDLORD shall have the right to inspect the LEASED PREMISES in order to require that it be in the best state of use and conservation. The visits shall be performed by LANDLORD or its agents or employees, always providing prior notice to TENANT and always with TENANT’s consent, guaranteeing that such inspections will not affect the activity taking place within the LEASED PREMISES.————————————————————————————

—TWENTY-FIRST: LANDLORD must provide legal evidence in order to corroborate its ownership of the commercial space subject of this agreement as well as the Permit of Use.———

—TWENTY-SECOND: The rental payment shall be paid every month and remitted to the following address: P.O. Box 361450, San Juan, PR 00936-1450. ..—————————————

—TWENTY-THIRD: All notices to LANDLORD shall be remitted to the following address: P.O. Box 361450, San Juan, PR 00936-1450———————————————————————

—TWENTY-FOURTH: All notices to TENANT shall be remitted to the following address: Condominio Madrid, Ste. 304, Calle Loiza #1760, San Juan, PR 00911. .———————————-

—TWENTY-FIFTH: LANDLORD shall maintain in force a public liability insurance policy in the event of an accident caused by fault or negligence on the part of LANDLORD or its designated agents. Likewise, LANDLORD shall maintain in force an insurance policy which shall cover the entire building and its surroundings, to cover damages caused by fire, hurricane, earthquake, floods and vandalism, and any other act of nature or incidental event. TENANT, on its part, agrees to provide a public liability insurance policy for an amount of no less than one million dollars ($1,000,000) that shall also cover damages to the LEASED PREMISES caused by fault or negligence on the part of TENANT or its employees. TENANT shall include LANDLORD as an additional secured party. TENANT shall provide a copy of both insurance policies, as well as of any other insurance related to the property and its surroundings. If for any reason, LANDLORD does not have these insurance policies in force, LANDLORD will be responsible for any legal action or claim in damages against TENANT, as a consequence of any accident of the nature specified above that should have been covered by the policy. Both insurance policies, that of LANDLORD and that of TENANT, shall be managed and kept by company duly authorized by the Office of the Insurance Commissioner.————————————————————————————

—TWENTY-SIXTH: LANDLORD agrees to pay Mr. Carlos L. Roca Anglada (Lie. 18055) d/b/a Spaces Puerto Rico LLC, hereinafter referred to as BROKER, a fee commission in connection to the present real estate transaction between LANDLORD and TENANT. Said commission is to be paid in the following manner:

●	TWO THOUSAND EIGHTHUNDRED AND FIFTY DOLLARS ($2,850.00) on the same day and time the present Lease Agreement is subscribed by LANDLORD and TENANT;

●	FIVE THOUSAND SEVENHUNDRED DOLLARS ($5,700.00) on the same day and time TENANT opens its business to the public. If the TENANT is not able to obtain the USE PERMIT for the site and cancels the contract, the second payment is not due. ——————

—TWENTY-SEVENTH: LANDLORD and TENANT acknowledge and agree that BROKER is only providing the services of a real estate agent and shall not be held responsible for any non compliance by the parties in this Lease Agreement. Furthermore, BROKER is the only real estate agent participating in this transaction. .———————————————————————

—TWENTY-EIGHIB: The terms and conditions contained in this agreement are independent and separate from each other, and the nullity of one or more of the same with not affect the validity of the rest, which will continue to be in full force and effect.————————————————

—TWENTY-NINTH: In the event that TENANT does not obtain from the Department of Health of Puerto Rico the license and final approval to use the property as a Medicinal Cannabis Dispensary TENANT shall return the property within the thirty (30) days following said notice and shall pay to LANDLORD any pending monthly rental payment.———————

—THIRTY: In the event there is a discrepancy between the Spanish and English version of this Lease Agreement, the Spanish version will supersede the English version of this Lease Agreement.

IN WITNESS WHEREOF: The appearing parties subscribe the present Lease Agreement, in San Juan, Puerto Rico on this 25 day of July, 2017.

SIGNATURES

Andres E. Gonzales Guasch	David Mitchell
LANDLORD / OWNER	Authorized representative of 1493,
ADMINISTRATOR	LLC TENANT